Exhibit 99.2

        3rd Quarter Investor Conference Call Script
               Friday, November 14, 2003
                 1:30 PM (Pacific Time)


JoAnn Mannise:
--------------
Good afternoon. My name is JoAnn Mannise, and I am the Director of Investor Relations at HemaCare. I would like to welcome everyone here today to our 2003 Third Quarter
Financial Results Conference Call.  With us here today is
Judi Irving, HemaCare's President and Chief Executive
Officer, and Robert Chilton, Chief Financial Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to various risks and uncertainties. Actual results could differ materially.
Our press releases and 2002 annual report on Form 10-K, as well as our other SEC filings, identify factors that could affect those results. I refer you to those documents.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:
-------------
Thank you, JoAnn.

Welcome to all of you on the call today. As JoAnn mentioned, Robert Chilton, our new CFO who joined us in the beginning of October, is here today. We are delighted that Bob is now part of the management team, and we have already benefited from his knowledge and experience. Bob is a CPA, and has an MBA from UCLA, along with a broad background in the healthcare industry. Bob was Executive Vice President and CFO for Preferred Health Management, Inc., a radiology practice management company, and was CFO during the successful IPO of OrthAlliance, Inc., an orthodontic practice management company. Later in the call, Bob will be providing us with specifics concerning our third quarter results.

As we had previously announced, after an extensive evaluation of all of our operations, we decided to close several of our blood management programs. These programs are all outside of California and had been generating significant losses for the Company. The programs we identified for closure are:

   the free standing operations in Albany, New York;
   Durham, North Carolina; and Williston, Vermont and our hospital based programs in Chicago, Illinois and in North Carolina.

The majority of these closures occurred in September, and costs associated with the closures were recognized in the third quarter as appropriate. Additional costs related to the closures will be reflected in our fourth quarter results.

The third quarter results, which reflect a net loss of $4,679,000, include a loss before taxes of $1,519,000 primarily due to the write off of center assets and receivables, severance payments, and the ongoing losses in connection with the closed operations. Our results also reflect the establishment of a 100% reserve of our deferred tax asset of $3,160,000.

The elimination of these operations, which were a significant drag on earnings and management resources and attention, will allow us to focus on continuing to improve our California and our East Coast based operations in New
England and New York.

With respect to our ongoing business units, the Sherman
Oaks platelet program continues to produce strong results with 3rd quarter unit sales at approximately 80% of those for the fourth quarter of 2002. We are continuing to focus on improving the operating margins in our California mobile operations and remaining blood management programs and are concentrating our marketing efforts for therapeutic apheresis procedures in both California and New York.

We believe that the impact of the center closures will be positive for the Company's results in the future. We continue to focus on establishing a profitable operating profile for the Company.

Bob Chilton will now review the operating results.

Bob Chilton
------------

Thank you, Judi, for your warm welcome and introduction.  I
would like to thank Judi for the opportunity to join the
management team at HemaCare.   I am looking forward to
working with all of the staff and members of management to improve the operations of the Company and build long-term value for HemaCare's shareholders.

I will now provide some additional detail information regarding the third quarter results that we announced earlier today.

HemaCare's third quarter results produced a net loss of $4,679,000, or $.60 per share basic and diluted. This compares with a loss of $462,000, or $.06 per share basic and diluted reported for the third quarter of 2002.
Revenues reported in the third quarter declined 2.8%, or $201,000 compared with the same period in 2002. This is mostly attributable to a 17.6%, or $388,000, decline in blood services revenue compared with the prior year, and a $281,000 decline in platelet revenue reported by the Sherman Oaks donor center. The decline in service revenue is due to reduced volume of procedures performed. This decline in reported revenue was partially offset by an increase in blood product sales, primarily from higher blood product collections by our California mobile operations. The decline in revenue from the Sherman Oaks donor center is primarily attributable to a decline in platelet donations as a result of converting to volunteer program as of January 1, 2003. However, the sales volume generated by our Sherman Oaks platelet program continues to improve since the conversion of the program. The third quarter unit sales volume averaged over 80% of the volume reported in the fourth quarter of 2002, just prior to the conversion to a volunteer program, and reflects an improvement over the first two quarters in 2003.

As Judi mentioned, management did implement a plan to close several non-performing donor operations in the East Coast.
The revenue generated during the third quarter by those operations identified in the plan was $843,000, compared to $553,000 in the same quarter last year.

Third quarter operations produced an operating loss of $176,000 compared with $1,022,000 of gross profit for the same quarter in 2002. The decrease in blood service revenue that I mentioned earlier contributed to a decline in gross profit. Gross profit from blood service operations declined $196,000, or 26.4%, to $546,000 from $742,000 for the same period in 2002. The primary reason for the operating loss in the quarter are the expenses associated with closing the donor centers. These expenses include $275,000 in unexpired lease obligation expenses, $285,000 in asset write-downs, severance expenses for terminated employees, and other associated expenses.

General and administrative expenses increased $156,000, or 13.1% when compared with the third quarter of 2002. This increase in expenses is mostly attributable to expenses associated with implementing management's plan to close donor operations. These expenses include valuation adjustments on certain assets associated with closed donor centers, severance payments to management personnel and other associated costs.

During the third quarter, the Company recorded a valuation
allowance of $3.16 million  against its deferred tax
assets.  This non-cash charge reduced the net value of the
deferred tax assets on the balance sheet to zero.  The
assets were created as a result of income tax benefits that
were recorded as a result of operating losses in prior
years.  Current accounting standards place significant
weight on a history of recent cumulative losses, rather
than on forecasts of future potential taxable income, in
determining whether or not a valuation allowance is
necessary.   Accordingly, the assets were reserved in full.
The Company's federal net operating loss carryforwards are not impacted and can continue to be utilized.

The balance sheet as of September 30, 2003 shows cash and cash equivalents of $1,057,000 which compares favorably to $1,048,000 as of the end of 2002. Management's emphasis on aggressive cash collection efforts helped to maintain a healthy cash balance as of the end of the quarter.
However, net accounts receivable declined as a result to $3,421,000 as of September 30, 2003, from $4,932,000 as of the end of December 31, 2002. As of September 30, 2003, days sales outstanding stood at 45 days compared with 62 days as of the end of 2002, which illustrates the success of management's efforts to improve cash collections.
Working capital stood at $896,000 as of the end of the third quarter, compared with $3,474,000 as of the end of last year. The majority of this erosion in working capital is associated with the reduction in net receivables, the write-down in the value of the current portion of the deferred tax asset, accruals to recognize expenses associated with closing donor centers that had been incurred, but not paid, as of September 30, 2003, and finally, the reclassification of notes payable from long-term to current. As of September 30, 2003, the Company had
$1,550,000 available from the line of credit with Comerica Bank and the Company reduced outstanding debt balances by $511,000 since the beginning of the year. Therefore, at this time the Company has sufficient resources to satisfy the foreseeable near-term cash requirements.

This concludes my prepared remarks regarding the third quarter financial results. Thank you for your time and attention.

We are now prepared to open the conference to any questions you may have. Operator, would you please provide the callers with the necessary instructions.